ASSET PURCHASE AGREEMENT

Dated: December 13, 2013

This asset purchase agreement (the “Agreement”) made as of this 13th day of December 2013, by and between Jason Fierro’s (Seller) assets in his sole proprietorship business which is taxed as a schedule C for federal tax purposes (dba “TYME”) and Action Sports Media, Inc. (Buyer) as to the facts set forth below:

WITNESSETH:

WHEREAS, Seller agrees to deliver all the assets of TYME and

WHEREAS, Buyer desires to purchase all the assets of TYME

WHEREAS, it should be noted for transparency reasons that this agreement is between related parties due to the fact that Jason Fierro is the sole officer of Action Sports Media, Inc. as well as sole proprietor of TYME as of the date of this agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration and adequacy and receipt of which is hereby acknowledged,

IT IS AGREED, as follows:

1.	Seller agrees to sell, and Buyer agrees to purchase from Seller, all assets of TYME at the total purchase price of fifty thousand dollars ($50,000). Payment shall be in U.S. dollars and payable to Seller on or before June 30, 2015. If not paid in full by June 30, 2015, the note will be in default and the asset purchase agreement would be unwound unless other terms are negotiated.
2.	Seller agrees to deliver all assets as well as any rights to respective business operation pertaining to all aspects of TYME upon signing of this asset purchase agreement.
3.	Action Sports Media, Inc. will issue a promissory note to Jason Fierro in the amount of $50,000 with no interest, payable on or before June 30, 2015.

REPRESENTATIONS AND WARRANTIES: The undersigned Buyer hereby represents and warrants to Seller:

a.	The Buyer understands the speculative nature and risks of investments associated with a sole proprietor’s business that is taxed as a schedule C for federal income tax purposes.
b.	There has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of TYME, including, but limited to, retaining any new employees or hiring any contract personnel with the written consent of the Parent or expending any cash on capital purchases, bonuses or other expenses out of the ordinary course of business without prior written consent of the Parent;
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c.	TYME has not (i) amended its Articles of Incorporation or By-laws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to equity-holders or purchased or redeemed, or agreed to purchase or redeem, any of the TYME assets (iii) made any material change in its method of management, operation or accounting, (iv) entered into any other material transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its managers, officers, directors, or employees;

d.	There are no material actions, suits, proceedings, or investigations pending or, to the knowledge of TYME after reasonable investigation, threatened by or against TYME or affecting TYME or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. WCC does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

e.	All contracts, agreements, franchises, license agreements, and all other commitments to which TYME is a party or by which its properties are bound and which are material to the operations of TYME taken as a whole are valid and enforceable by TYME in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

f.	The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material agreement, or instrument to which TYME is a party or to which any of its assets, properties or operations are subject.

g.	To the best of its knowledge, TYME has complied with all applicable foreign and domestic statutes and regulations of any federal, state, provincial or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of TYME or except to the extent that noncompliance would not result in the occurrence of any material liability for TYME.

h.	The sole proprietor of TYME has unanimously authorized the execution and delivery of this Agreement by TYME and have approved this Agreement and the transactions contemplated hereby.
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i.	This Agreement and all agreements and other documents executed by TYME in connection herewith constitute the valid and binding obligation of TYME, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.
j.	The information concerning TYME set forth in this Agreement and in the TYME Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.
k.	If required, TYME’s financial statements shall be prepared in a timely and proper manner in accordance with Regulation S-X promulgated by the United States Securities and Exchange Commission (the “Commission”).

MISCELLANEOUS

Section V11.1 Governing Law; Jurisdiction; Venue

This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of State law, with the laws of the State of Nevada. Venue for all matters shall be in Clark County, Nevada, without giving effect to principles of conflicts of law there under. Each of the Parties irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States. By execution and delivery of this Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

Section V11.2 Notices

Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Parent, to: Action Sports Media, Inc.

3525 Del Mar Heights #802

San Diego, CA 92130

If to TYME, to: Jason Fierro

dba TYME

3525 Del Mar Heights #802

San Diego, CA 92130

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or such other addresses as shall be furnished in writing by any Party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier and (iii) upon dispatch, if transmitted by facsimile or telecopy and receipt is confirmed by telephone.

Section VII.3 Attorney’s Fees

In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section VII.4 Confidentiality

Each Party hereto agrees with the others that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another Party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other Party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each Party shall return to the other Parties all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each Party will continue to comply with the confidentiality provisions set forth herein.

Section VII.5 Public Announcements and Filings

Unless required by applicable law or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, to the general trade or trade press, or to any third-party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the Parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each Party at least one (1) business day prior to the release thereof.

Section VII.6 Recitals

The Recitals to this Agreement are true and correct and are incorporated herein, in their entirety, by this reference.

Section VII.7 Survival; Termination

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The representations, warranties, and covenants of the respective Parties shall survive the First Closing Date and the consummation of the transactions herein contemplated for a period of two (2) years.

Section VII.8 Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section VII.9 Amendment or Waiver

Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. This Agreement may by amended by a writing signed by all Parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the Party or Parties for whose benefit the provision is intended.

Section VII.10 Best Efforts

Subject to the terms and conditions herein provided, each Party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each Party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Section VII.11 Entire Agreement

This Agreement represents the entire agreement between the Parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

IN WITNESS WHEREOF, the corporate Parties hereto have caused this Share Exchange Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

ACTION SPORTS MEDIA, INC.

By: _________________

Name: Jason Fierro

Title: Chairman of the Board

Jason Fierro

Sole Proprietor: dba TYME

By: _________________

Name: Jason Fierro

Title: President

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